                                                                      Exhibit 17

                                                                  Execution Copy
                                                                  --------------







                             STOCKHOLDERS AGREEMENT

           STOCKHOLDERS AGREEMENT dated as of January 7, 1999 (this "Agreement") among New Hampshire Oak, Inc., a Delaware corporation ("Parent"), DN Acquisition Corporation, a Delaware corporation ("Purchaser") and the parties listed on Schedule A attached hereto (each a "Stockholder" and, collectively, the "Stockholders").

           WHEREAS, concurrently herewith Parent, Purchaser, and Defiance, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger of even date herewith (as such agreement may be amended from time to time, the "Merger Agreement"; capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement) pursuant to which Purchaser will be merged with and into the Company (the "Merger");

           WHEREAS, in furtherance thereof, Parent proposes that Purchaser make an offer (the "Offer") to purchase for cash all of the issued and outstanding shares of common stock of the Company at a price of $9.50 per share net to the seller; and

           WHEREAS, Parent has required, as a condition to its entering into the Merger Agreement and commencing the Offer, that each Stockholder enter into, and each such Stockholder has agreed to enter into, this Agreement.

           NOW, THEREFORE, to satisfy this condition and in consideration of Parent's entering into the Merger Agreement and causing the Offer to be commenced, respectively, and in consideration of the premises and the representations, warranties and covenants contained herein, the parties agree as follows:

           1. REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER. Each Stock-holder hereby severally as to itself represents and warrants to Parent as follows:

                        (a) OWNERSHIP OF SHARES AND STOCK OPTIONS. (i) Such
            Stockholder is the record holder and beneficial owner of the number of shares of the common stock of the Company, par value $.05 per share (the "Common Stock"), set forth opposite such Stockholder's name on Schedule A hereto (the "Existing Shares", and together with any shares of Common Stock acquired by such Stockholder after the date hereof and prior to the termination hereof, whether upon exercise of options or warrants, conversion of convertible securities, purchase, exchange or otherwise, the "Shares").





                                                          Stockholders Agreement

                        (ii) On the date hereof, the Existing Shares set forth
            opposite such Stockholder's name on Schedule A constitute all of the shares of Common Stock beneficially owned by such Stockholder.

                        (iii) Such Stockholder (A) has, with respect to all of
            such Stockholder's Existing Shares, and (B) will have at all times during the term hereof, with respect to all such Stockholder's Shares, except as set forth on Schedule A, (1) sole power of disposition; (2) sole voting power; and (3) sole power to demand dissenter's or appraisal rights, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                        (iv) Such Stockholder owns validly issued and
            outstanding options (the "Stock Options") to acquire the number of shares of Common Stock set forth opposite such Stockholder's name on Schedule A hereto (all such shares underlying such Stockholder's Stock Options being referred to herein collectively as the "Option Shares"). Except as set forth on Schedule A, all such Stock Options are fully vested and freely exercisable by such Stockholder to acquire any and all such Option Shares at any time at his option.

                        (b) POWER; BINDING AGREEMENT. Such Stockholder has all
            requisite legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party or by which such Stockholder is bound including, without limitation, any voting agreement, stockholders agreement, voting trust or other agreement. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary of or holder of a voting trust certificate whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property or otherwise require spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

                        (c) NO CONFLICTS. Except for filing under the
            Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and other filings disclosure on the Disclosure Schedule, if applicable, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder



                                       2
                                                          Stockholders Agreement
            and the consummation by such Stockholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by such Stock holder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the applicable organization documents applicable to such Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification, prepayment or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stock holder's properties or assets may be bound or (C) violate any order, writ, injunction, decree, judgment, statute, rule, regulation or governmental permit or license applicable to such Stockholder or any of such Stockholder's properties or assets.

                        (d) Such Stockholder's Shares and the certificates
            representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings, arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

                         (e) No broker, investment banker, financial adviser or
            other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

                        (f) Such Stockholder understands and acknowledges that
            Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

                 2. AGREEMENT TO TENDER. Each Stockholder hereby irrevocably agrees to duly tender all of the Shares of such Stockholder pursuant to the terms of the Offer and not to withdraw such Shares prior to the expiration of the Offer.

                 3.   AGREEMENT TO VOTE; PROXY.

                 (a) VOTING. Each Stockholder hereby severally as to itself agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, such Stockholder shall vote (or cause to be voted) the Shares of such



                                       3
                                                         Stockholders Agreement

Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, the Offer or this Agreement; and (iii) except as specifically requested in writing by Parent in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries; (C) any change in the board of directors of the Company; (D) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation;
(E) any other material change in the Company's corporate structure or business; and (F) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger, the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing. Such Stockholder shall not enter into any agreement or understanding with any Person prior to the Termination Date (as defined in Section 9 hereof) to vote in any manner inconsistent with clause (i), (ii) or (iii) of the preceding sentence.

           (b) PROXY. EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS PURCHASER, PAUL M. MEISTER AND TODD M. DUCHENE IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PURCHASER, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF PURCHASER, AND ANY OTHER DESIGNEE OF PURCHASER, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE)
PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES AS INDICATED IN SECTION 3(a) ABOVE. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE
NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO SUCH STOCKHOLDER'S SHARES.

           4. CERTAIN COVENANTS OF STOCKHOLDERS. Except in accordance with the terms of this Agreement, each Stockholder hereby severally as to itself covenants and agrees as follows:




                                       4
                                                         Stockholders Agreement

           (a) NO SOLICITATION. Subject to the last sentence of this Section 4(a), such Stockholder shall not, directly or indirectly (including through advisors, agents or other intermediaries), initiate, solicit, negotiate, encourage or provide confidential information to facilitate any proposal or offer by any Person that constitutes or could reasonably be expected to lead to an Acquisition Transaction. If such Stockholder receives any such inquiry or proposal, then such Stockholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the Person making it. Subject to the last sentence of this Section 4(a), such Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Nothing in this Section 4(a) shall restrict or limit the ability of any Stockholder who is an officer or director of the Company to take or perform in such capacity any of the actions or do any of the things that the Company is permitted to take or perform under Section 4.1(a) or 4.1(b) of the Merger Agreement.

           (b) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE; RESTRICTION ON WITHDRAWAL. Such Stockholder shall not, directly or indirectly:
(i) except pursuant to the terms of the Merger Agreement, the Offer and this Agreement, offer for sale, sell, transfer, tender, pledge, hypothecate, encumber, assign or otherwise dispose of (each such action, a "Disposition"), enforce or permit the execution of the provisions of any agreement with the Company whereby the Company may be obligated to repurchase, or enter into any other contract, option or other arrangement or understanding with respect to, or otherwise consent to a Disposition of any or all of such Stockholder's Shares, Stock Options or Option Shares or any interest therein; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Shares, Stock Options or Option Shares into a voting trust or enter into a voting agreement with respect to any Shares, Stock Options or Option Shares; or
(iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

           (c) WAIVER OF APPRAISAL AND DISSENTER'S RIGHTS. Such Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

           5. Option. (a) Each Stockholder, severally as to itself and not jointly, hereby grants to Purchaser an irrevocable option (the "Option") to purchase (i) such Stockholder's Shares and (ii) all Option Shares underlying all of such Stockholder's Stock Options, in each case on the terms and subject to the conditions set forth herein.

           (b) The Option may be exercised by Purchaser, as a whole with respect to all Shares and not in part, at any time and from time to time from and after any time



                                       5
                                                         Stockholders Agreement
when the Merger Agreement is terminated in accordance with its terms, subject to the conditions set forth in Section 5(f). In addition, the Option may be exercised by Purchaser, as a whole with respect to all Option Shares and not in part, at any time and from time to time following the earlier to occur of (i) Purchaser's purchase of any Shares pursuant to the Offer and (ii) any time when the Merger Agreement is terminated in accordance with its terms, in each case subject to the conditions set forth in Section 5(f).

           (c) If Purchaser wishes to exercise the Option, Purchaser shall send a written notice (the "Option Notice") to each Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Closing Date") of the closing (the "Closing") of the purchase.

           (d) At the Closing, each Stockholder shall deliver to Purchaser (or its designee) certificates evidencing all of such Stockholder's Shares and Option Shares, as the case may be, required to be delivered pursuant to the Option Notice by delivery of the Shares and the Option Shares, as the case may be, duly endorsed to Purchaser or accompanied by stock powers duly executed in favor of Purchaser, with all necessary stock transfer stamps affixed; it being understood and agreed that to the extent any Stockholder is required to exercise his Stock Options in order to deliver the Option Shares to Purchaser, such Stockholder will exercise such Stock Options in accordance with their terms.

           (e) At the Closing, Purchaser shall pay, and Parent shall cause Purchaser to pay, to each Stockholder, by wire transfer in immediately available funds to an account specified by such Stockholder in writing no more than two days prior to the Closing, an amount equal to the product of the Merger Consideration and the number of Shares and Option Shares purchased from such Stockholder pursuant to the exercise of the Option.

           (f) The Closing shall be subject to the satisfaction of each of the following conditions:

                        (i) no court, arbitrator or governmental body, agency
            or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Shares or the Option Shares, as the case may be, pursuant to the exercise of the Option;

                        (ii) any waiting period applicable to the consummation
            of the purchase and sale of the Shares or the Option Shares, as the case may be, pursuant to the exercise of the Option under the HSR Act shall have expired or been terminated; and



                                       6
                                                         Stockholders Agreement

                        (iii) all actions by or in respect of, and any filing
            with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Shares pursuant to the exercise of the Option shall have been obtained or made and shall be in full force and effect.

                        6.   FURTHER ASSURANCES.

                        (a) From time to time, at any party's request and without further consideration, each other party shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                        (b) By its execution of this Agreement, (a) each Stockholder acknowledges that it has been afforded the opportunity to consult with its legal counsel and financial advisors with respect to its investment decision to execute this Agreement and (b) each Stockholder acknowledges that it has been afforded the opportunity to discuss the Merger Agreement with representatives of Parent. Each Stockholder further acknowledges that it has otherwise investigated this matter to its full satisfaction and will not seek rescission or revocation of this Agreement or seek to withdraw or revoke any vote, irrevocable proxy or irrevocable instruction delivered by it or on its behalf in connection therewith.

                        7. OBLIGATIONS ATTACH TO SHARES. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

                        8. STOP TRANSFER. Each Stockholder agrees with, and covenants to, Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with the Offer or this Agreement. Each Stockholder agrees, with respect to any Shares in certificated form, that such Stockholder will submit to the Company, within ten business days after the date hereof, the certificates representing such Shares in order for the Company to inscribe upon such certificates the following legend: "The shares of Common Stock, par value $.05 per share, of Defiance, Inc. (the "Company") represented by this certificate are subject to a Stockholders Agreement dated as of January 7, 1999, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of the Company." Each Stockholder agrees that within ten business days after the date hereof, such Stockholder will no longer hold any Shares, whether certificated or uncertificated, in "street name" or in the name of any nominee.



                                       7
                                                         Stockholders Agreement

                        9. TERMINATION. This Agreement shall terminate upon the earlier of (a) the Effective Time, (b) if (i) the Company terminates the Merger Agreement pursuant to Section 6.1(i) thereof, (ii) the Purchaser terminates the Merger Agreement pursuant to Section 6.1(f) or 6.1(h) thereof at any time after a proposal for an Acquisition Transaction has been made or
(iii) the Company or the Purchaser terminates the Merger Agreement pursuant to
Section 6.1(b), 6.1(c) or 6.1(e) thereof at any time after a proposal for an Acquisition Transaction has been made, twelve (12) months after any such termination, provided, however, that if the Purchaser has exercised the Option pursuant to Section 5(c) hereof prior to such date but the Closing has not occurred prior to such date, this Agreement shall terminate immediately after the Closing, and (c) if the Merger Agreement is terminated under any circumstances not mentioned in clause (b) of this Section 9, the date the Merger Agreement is terminated. The date of termination of this Agreement is referred to herein as the "Termination Date".

                        10.  MISCELLANEOUS.

                        (a) ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of (A) in the case of an assignment by a Stockholder, Parent and (B) in the case of an assignment by Parent or Purchaser, the Company, provided that Parent may in its sole discretion assign its rights and obligations hereunder to any of its direct or indirect wholly-owned subsidiaries.

                        (b) AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed the parties hereto; PROVIDED, HOWEVER, that Schedule A may be supplemented by Parent without the agreement of any other party, by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

                        (c) NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, facsimile, telex or other standard form of telecommunications, by courier service, or by registered or certified mail, postage prepaid, return receipt requested, addressed




                                       8
                                                         Stockholders Agreement

                        If to Parent or Purchaser, to it:

                                    c/o The General Chemical Group Inc.
                                    Liberty Lane
                                    Hampton, NH  03842
                                    Facsimile No.:  (603) 929-2703
                                    Attention: Secretary

                        With a copy to:

                                    Debevoise & Plimpton
                                    875 Third Avenue
                                    New York New York  10022
                                    Facsimile No.: (212) 909-6836
                                    Attention:  Ralph Arditi, Esq.

                        If to a Stockholder, to such Stockholder's address or facsimile number set forth in Schedule A hereto,

or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

                        (d) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

                        (e)     ENFORCEMENT.  The parties agree that
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

                        (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which when taken together shall constitute one and the same Agreement.

                        (g) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.




                                       9
                                                         Stockholders Agreement

                        (h) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be re formed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                        (i) DEFINITIONS; CONSTRUCTION. For purposes of this Agreement:

                        (i) "beneficially own" or "beneficial ownership" with
            respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

                        (ii) In the event of a stock dividend or distribution,
            or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.




                                      10
                                                         Stockholders Agreement

                        IN WITNESS WHEREOF, Parent, Purchaser and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                       NEW HAMPSHIRE OAK, INC.


                                       BY:  /s/ Michael R. Herman
                                          --------------------------------------
                                               Name:       Michael R. Herman
                                               Title:      Vice President



                                       DN ACQUISITION CORPORATION


                                       BY:  /s/ Michael R. Herman
                                          --------------------------------------
                                               Name:       Michael R. Herman
                                               Title:      Vice President

                                            /s/ Jerry A. Cooper
                                          --------------------------------------
                                                    Jerry  A. Cooper

                                            /s/ Thomas H. Roulston, II
                                          --------------------------------------
                                                   Thomas H. Roulston, II

                                            /s/ Michael J. Meier
                                          --------------------------------------
                                                  Michael J. Meier

                                            /s/ Scott D. Roulston
                                          --------------------------------------
                                                  Scott D. Roulston

                                            /s/ John D. Ong
                                          --------------------------------------
                                                  John D. Ong

                                            /s/ George H. Lewis III
                                          --------------------------------------
                                                  George H. Lewis III

                                            /s/ James E. Heighway
                                          --------------------------------------
                                                James E. Heighway

                                            /s/ Richard W. Lock
                                          --------------------------------------
                                                   Richard W. Lock




                                                         Stockholders Agreement

                                            /s/ Clifford Schumacher
                                          --------------------------------------
                                                    Clifford Schumacher

                                            /s/ James L. Treece
                                          --------------------------------------
                                                    James L. Treece

                                            /s/ Carl A. Rispoli
                                          --------------------------------------
                                                    Carl A. Rispoli

                                            /s/ Fred Burke
                                          --------------------------------------
                                                    Fred Burke

                                            /s/ Roger Drummer
                                          --------------------------------------
                                                    Roger Drummer

                                            /s/ Michael Madden
                                          --------------------------------------
                                                    Michael Madden

                                            /s/ Michael Pavlica
                                          --------------------------------------
                                                    Michael Pavlica

                                            /s/ David Piacenti
                                          --------------------------------------
                                                    David Piacenti

                                            /s/ Benjamin Scherschel
                                          --------------------------------------
                                                    Benjamin Scherschel

                                            /s/ Janice Schneikart
                                          --------------------------------------
                                                    Janice Schneikart

                                            /s/ Phillip Tomczak
                                          --------------------------------------
                                                    Phillip Tomczak




                                                         Stockholders Agreement

                                                                     Schedule A







                                                                                     Shares Underlying
                                                     Existing Shares                   Stock-Options               Total
                                       -------------------------------------  ------------------------------- -------------------
                                           Owned                Owned
                                          Directly           Indirectly          Vested          Unvested
                                       ---------------- --------------------  --------------- ---------------
Jerry A. Cooper                            422,446                14,900         82,682           60,800          580,828
Thomas H. Roulston II                      117,613                53,273          6,000            2,000          178,886
Michael J. Meier                             5,210                    --         23,744           22,242           51,396
Scott D. Roulston                            8,888                    --          6,000            2,000           16,888
John D. Ong                                 10,000                    --          2,000            2,000           14,000
George H. Lewis III                          5,000                    --          6,000            2,000           13,000
James E. Heighway                            3,000                 1,000          6,000            2,000           12,000
Richard W. Lock                              4,000                    --          6,000            2,000           12,000
Clifford Schumacher                             --                    --             --           10,000           10,000
James L. Treece                              3,300                    --          3,250            1,750            8,300
Carl A. Rispoli                              3,000                    --             --            2,000            5,000
Fred Burke                                      --                    --          2,750            8,250           11,000
Roger E. Drummer                            25,000                 5,000          5,500            2,000           37,500
Michael B. Madden                           15,341                    --         26,230           20,583           62,154
Michael P. Pavlica                              --                    --          6,250            4,750           11,000
David M. Piacenti                               --                    --             --            2,000            2,000
Benjamin A. Scherschel                          --                 1,000              --          15,000           16,000
Janice F. Schneikart                           300                    --            250            1,750            2,300
Phillip C. Tomczak                              --                    --            418            1,917            2,335
                                       ------------------------------------------------------------------------------------------
                                           623,098                75,173        183,074          165,042        1,046,587



                                                          Stockholders Agreement